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                                                                   EXHIBIT 10.11

                     CIGNA EXECUTIVE SEVERANCE BENEFITS PLAN

                                    ARTICLE 1
                                   DEFINITIONS

The following are defined terms wherever they appear in this Plan.

1.1 "ADDITIONAL PAYMENT" means the benefit described in Section 3.6 of the Plan.

1.2 "BOARD" means the Board of Directors of CIGNA Corporation or a successor.

1.3 "CIGNA" means CIGNA Corporation, a Delaware corporation, its subsidiaries, successors and predecessors.

1.4 "CAUSE" means conviction of the Participant for a felony involving fraud or dishonesty directed against CIGNA.

1.5      "CHANGE OF CONTROL" means:

         (a) A corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having voting power which is either (1) more than 50% of the voting power of the shares which voted in the election of Directors of CIGNA Corporation at the shareholders' meeting immediately preceding such determination, or (2) more than 25% of the voting power of CIGNA Corporation's outstanding common shares; or

         (b) As a result of a merger or consolidation to which CIGNA Corporation is a party, either (1) CIGNA Corporation is not the surviving corporation or (2) Directors of CIGNA Corporation immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation; or

         (c) A change occurs in the composition of the Board at any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence "Continuity Directors" shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24 month period; or (2) were elected by, or on nomination or recommendation of, at least a majority (consisting of at least nine directors) of the Board.

1.6      "CODE" means the Internal Revenue Code of 1986, as amended.


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1.7      "COMMITTEE" means the People Resources Committee of the Board, or a successor committee.

1.8 "COVERED EXECUTIVE" means any person employed by CIGNA in a position at a Salary Grade Level of 60 or higher (or an equivalent position).

1.9      "EXCESS PARACHUTE PAYMENTS" means the amount defined in Code Section
         280G.

1.10 "EXCISE TAX" means any excise tax under Code Section 4999 for any Excess Parachute Payments, or any similar tax, and any interest or penalties relating to such tax..

1.11     "PARACHUTE PAYMENTS" means any payments defined in Code Section
         280G(b)(2).

1.12 "PARTICIPANT" means an employee of CIGNA who meets the eligibility requirements set forth in Article 2.

1.13 "PLAN" means the CIGNA Executive Severance Benefits Plan, an amendment and restatement of the CIGNA Corporation Severance Benefits Plan for Members of the Executive Group, as it may be amended from time to time.

1.14 "SEVERANCE PAY PLAN" means the CIGNA Severance Pay Plan, as it may be amended from time to time, or any successor plan.

1.15 "SEVERANCE PAYMENT" means any payment, distribution or economic benefit to or for the benefit of a Terminated Participant payable under the Plan or otherwise in connection with a Change of Control or Participant's Termination upon a Change of Control, regardless of the plan or arrangement under which the payments are made. The term shall include, but not be limited to, Basic Severance Pay and Supplemental Severance Pay under this Plan and any economic benefit received by the Terminated Participant because of the acceleration of any rights under the CIGNA Long-Term Incentive Plan, or any predecessor or similar plan, regarding stock options, restricted stock grants, stock appreciation rights and dividend equivalent rights.

1.17 "TERMINATED PARTICIPANT" means a Participant whose employment with CIGNA ends because of a Termination upon a Change of Control.

1.18 "TERMINATION OF EMPLOYMENT DATE" means the date on which the Participant's actual employment relationship with CIGNA ends.

1.19 "TERMINATION UPON A CHANGE OF CONTROL" means the termination of a Participant's employment with CIGNA upon or within two (2) years following a Change of Control (a) initiated by CIGNA or a successor, other than a Termination for Cause, or (b) initiated by an Employee after determining in his reasonable judgment that there has been a reduction in his authority, duties, responsibilities or title, any reduction in his compensation, or any changes caused by CIGNA in his office location of more than thirty-five (35) miles from its location on the date of the Change of Control.


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                                    ARTICLE 2
                                   ELIGIBILITY

2.1 COVERED EXECUTIVES. Subject to the limits in Section 2.2, any person who is a Covered Executive on the date immediately preceding his or her Termination of Employment Date shall be eligible for benefits under this Plan. Any person who is a Covered Executive on the date of a Change of Control shall remain a Covered Executive for the two-year period beginning on the date of a Change of Control.

2.2 COORDINATION OF BENEFITS. A Covered Executive who is party to an individual agreement with CIGNA that provides severance benefits and who qualifies for severance benefits under both the agreement and this Plan shall receive the greater of the severance benefits provided under the agreement or this Plan, but not both.


                                    ARTICLE 3
                                    BENEFITS

3.1 INCORPORATION OF SEVERANCE PAY PLAN PROVISIONS. Except as set forth in this Article 3, the provisions of the Severance Pay Plan, with the exception of any exclusions from eligibility of persons in positions above salary Grade 59 (or their equivalent), are incorporated by reference herein and made part of this Plan.

3.2 TERMINATION UPON A CHANGE OF CONTROL. The provisions of the Severance Pay Plan incorporated above in Section 3.1 into this Plan, shall apply to a Terminated Participant, except as provided in Sections 3.3 through
         3.8 below.

3.3 BASIC SEVERANCE PAY. Instead of Basic Severance Pay under Schedule II of the Severance Pay Plan, a Terminated Participant's Basic Severance Pay shall equal his or her base salary rate, stated in weekly terms, multiplied by 104 weeks. Basic Severance Pay shall be paid to the Terminated Participant in 52 equal bi-weekly installments over a two-year period, unless the Terminated Participant elects a lump sum payment.

3.4 SUPPLEMENTAL SEVERANCE PAY. Supplemental Severance Pay for a Terminated Participant with a Termination of Employment Date from May 1 to December 31 shall be computed as under the Severance Pay Plan except that, instead of averaging bonuses or making pro-rata adjustments, the lump sum amount shall equal the higher of:

                  (a) the bonus actually received by the Terminated Participant for the calendar year preceding his Termination of Employment Date; or

                  (b) the amount of the target award that was applicable to the Terminated Participant immediately preceding the Change of Control. For purposes of this provision, "target award" means (1) the target award established by the Board or Committee for determining appropriate levels of incentive compensation payments under the CIGNA Key Management Incentive Bonus Plan or the CIGNA Executive Incentive Plan or (2) for


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                           any position for which no such target award has been
                           established, the median level of annual incentive compensation paid for executives in comparable positions by a group of competitor companies, which median level has been approved by the Board or Committee.

3.5 MISCELLANEOUS BENEFITS. During the six-month period beginning on a Participant's Termination of Employment Date, CIGNA will provide the Terminated Participant with outplacement counseling, office space and secretarial services. A Terminated Participant may elect to have CIGNA provide executive financial planning and tax preparation services for the calendar year in which his or her Termination of Employment Date occurs in accordance with such programs then in effect.

3.6 EXCISE TAX GROSS-UP. If a Terminated Participant incurs any Excise Tax liability for any Severance Payments received from CIGNA, then CIGNA shall provide the Terminated Participant with an Additional Payment in an amount such that the sum of the following amounts shall be equal to the Severance Payments:

                  (a) the net amount of any Severance Payments received by the Participant after deduction of any Excise Tax on the Severance Payments;

                  (b)      the Additional Payment;

                  (c) any Excise Tax and federal, state and local income taxes upon the Additional Payment; and

                  (d)      any penalties and interest related to such taxes.

                  CIGNA shall pay the Terminated Participant any Additional Payment due within 30 days after his or her Termination of Employment Date.

3.7 TAX COMPUTATION. For purposes of determining whether a Terminated Participant has any Excise Tax liability referred to in Section 3.6:

                  (a) All Severance Payments to the Terminated Participant shall be treated as Parachute Payments and all Excess Parachute Payments shall be treated as subject to the Excise Tax, except to the extent that tax counsel, selected by CIGNA's independent auditors and acceptable to the Terminated Participant, renders a written opinion that all or any part of any Severance Payment does not constitute a Parachute Payment, or represents reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)) in excess of the base amount (within the meaning of Code Section 280G(b)(3)), or is otherwise not subject to the Excise Tax;

                  (b) The amount of Severance Payments to be treated as subject to the Excise Tax shall equal the lesser of
                           (1) the total amount of Severance Payments


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                           or (2) the amount of Excess Parachute Payments (after
                           applying paragraph 3.7(a) above); and

                  (c) The value of any noncash benefits and any deferred payments or benefits shall be determined by CIGNA's independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

3.8 COMPUTATION OF ADDITIONAL PAYMENT. For purposes of determining the amount of any Additional Payment to a Terminated Participant under
         Section 3.6 above:

                  (a) It shall be assumed that the Terminated Participant will pay Federal income tax at the highest marginal tax rate in the year the Additional Payment is made, and state and local income taxes at the highest marginal tax rates in the state and locality of the Terminated Participant's residence on his or her Termination of Employment Date, net of the maximum reduction in Federal income taxes which could be obtained from deduction of any such state and local income taxes.

                  (b) If the Excise Tax subsequently determined to be owed by the Terminated Participant is less than the amount that was the basis for any Additional Payments made under Sections 3.6, then the Terminated Participant shall repay to CIGNA, as soon as the amount of his or her Excise Tax liability has been finally determined, the amount of any excess Additional Payment, plus interest.

                  (c) If the Excise Tax subsequently determined to be owed by the Terminated Participant is more than the amount that was the basis for any Additional Payments made under Sections 3.6, then CIGNA shall pay to the Terminated Participant, as soon as the amount of his or her Excise Tax liability has been finally determined and communicated in writing to CIGNA (and the amount shall be subject to verification by CIGNA's independent auditors), the additional amount required to provide the Terminated Participant with the correct total Additional Payment, plus interest on the additional amount.

                  (d) The amount of interest to be paid under paragraphs 3.8(b) and (c) shall be the appropriate applicable federal rate provided under Code Section 1274(d)(1)(A) in effect on the date of the initial Additional Payment.


                                  . ARTICLE 4
                           ADMINISTRATION OF THE PLAN

4.1 AMENDMENT; TERMINATION. This Plan may be amended, modified or terminated by the Board or Committee, in the sole and absolute discretion of either, at any time, except after a Change of Control. For the two-year period following a Change of Control, no


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         amendment, modification or termination which would adversely affect any
         Participant in any manner may be made.

4.2      EFFECTIVE DATE. This Plan shall be effective January 1, 1997.